July 27, 2011

Mutuals Advisors, Inc.
Plaza of the Americas
700 North Pearl Street, Suite 900
Dallas, Texas  75201

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated June 15, 2001.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

Offices in Milwaukee, Madison, Waukesha, Green Bay & Appleton, WI; and Washington, DC
Godfrey & Kahn is a member of Terralex®, a worldwide network of independent law firms.